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                                     INACOM CORP.

                             EXECUTIVE DEATH BENEFIT PLAN


This Plan has been established for the benefit of certain executives of InaCom Corp. and its subsidiaries, in order to retain their services and encourage them to continue the increasing profitability of the Company.

SECTION 1.  DEFINITIONS.

The following terms shall have the meanings set forth below:

     (a) "Beneficiary" means the person, persons or entity designated by the Participant entitled under Section 3 to receive a Death Benefit after a Participant's death.

     (b)  "Company" means InaCom Corp. and its subsidiaries.

     (c) "Compensation Committee" means the Compensation Committee of the Company Board of Directors. The Compensation Committee shall be the Plan Administrator. However, the Compensation Committee may designate another committee, person, or entity to serve as Plan Administrator.

     (d)  "Death Benefit" means a benefit payable under Section 3 of this Plan.

     (e)  "Normal Retirement Age" means age 65.

     (f) "Executive" means an Executive of the Company so designated by the Compensation Committee.

     (g) "Participant" means an Executive of the Company who has been designated by the Compensation Committee.

     (h) "Plan" means this Executive Death Benefit Plan, as amended from time to time.

     (i)  "Plan Anniversary Date" means May 1 of each calendar year.

SECTION 2.  PARTICIPATION.

The Compensation Committee shall designate from time to time the Executives who shall be Participants in this Plan.

Participation in the Plan shall be conditional as follows:

     (a) Initial participation in the Plan will be subject to evidence of the Participant's insurability. The Participant shall agree to complete such questionnaires and medical examinations as the Company may request. A Participant shall not be covered by this Plan until such questionnaires and medical examinations are completed and the same evidence the Participant's insurability.

     (b) The Participant will apply to the Insurance Company designated by the Company for a policy on the life of said Participant. The Participant, or his designee approved by the Company, will be the owner of the policy acquired pursuant to the terms of this Plan and may exercise all the rights of ownership with respect to the policy except as otherwise hereinafter provided.

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     (c)  The Participant agrees to pay the Company the cost of pure life insurance protection as determined by applying the lower of the Insurance Company's term rate or the IRS P.S. 58 rate to the insurance protection provided in that year. Upon receipt of the amount which the Participant is required to contribute, the Company will pay the full amount of the premium to the Insurance Company on or before the date the premium is due. The amount paid by the Participant shall be considered as the Participant's contribution, and the remaining amount considered as the Company's contribution. The Participant's obligation to pay this cost shall terminate on the Participant's death, attainment of Normal Retirement Age, or upon any event terminating Participant's participation in the Plan under
     Section 4, unless the Participant has been notified otherwise by the Compensation Committee.

     (d) The Participant will collaterally assign the policy, acquired pursuant to the terms of this Plan, to the Company as security for the repayment of the amounts which the Company will pay to the Insurance Company under paragraph (c) of this Section. This repayment will occur at the time benefits are paid due to Participant's death or upon the Participant's termination of Plan participation. This collateral assignment will not be altered or changed without the consent of the Company. While this Plan is in force and effect, the Participant, or his designee, will not sell, transfer, assign, pledge, surrender or otherwise terminate the policy, acquired pursuant to the terms of this Plan, without the Company's consent.

(e) The Participant shall execute a Participation Agreement in form and substance satisfactory to the Company (the "Participation Agreement").

SECTION 3.  DEATH BENEFIT.

     (a) If the Participant dies before the Normal Retirement Date, the Beneficiary or Beneficiaries named by the Participant shall be entitled to receive a death benefit in the amount of the life insurance on Participant's life obtained pursuant to this Plan, subject to Section 3(b). The amount of such life insurance will be set forth in the Participation Agreement. This amount is expected to be approximately two times the Participant's compensation paid by the Company during 1992 and reported as income to the Participant for purposes of IRS Form W-2. This amount may be adjusted by the Compensation Committee from time to time.

     (b) When the Participant dies, the Company shall be entitled to receive the amount of the Death Benefit provided under the policy on the Participant's life in excess of the amount payable to the Participant's Beneficiary or Beneficiaries under paragraph (a) of this Section, but in no event less than the amount due to the Company from the Participant as provided in Section 2(d) of this Plan.

SECTION 4.  TERMINATION OF PLAN PARTICIPATION.

The Participant's participation in this Plan will terminate on the occurrence of any of the following events:

     (a) Upon the election of the aggrieved party if either the Company or the Participant (i) fails for any reason to make the contribution required by
     Section 2(c) of this Plan toward payment of any premium due on the policy on the Participant's life acquired pursuant to the terms of this Plan, or
     (ii) breaches any other provision of this Plan, which breach is not cured within ten (10) days following written notice from the aggrieved party.

     (b) Repayment in full by the Participant of the contributions made by the Company under Section 2(c) of this Plan toward payment of the premiums due on the policy on the Participant's life acquired pursuant to the terms of this Plan, provided that upon the receipt of such repayment the Company releases the Collateral Assignment of the policy made by the Participant pursuant to Section 2(d) of this Plan.

(c)  The Participant attaining Normal Retirement Age.



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(d)  Termination of the Participant's employment with the Company and/or its subsidiaries for any reason, voluntarily or involuntarily.

(e)  Termination of the Plan by the Company.

SECTION 5.  DISPOSITION OF POLICY ON TERMINATION OF PLAN PARTICIPATION.

If a Participant's Plan participation is terminated under paragraph (a), (b),
(c), (d) or (e) of Section 4, the Participant shall have thirty days in which to pay the Company the amount which the Company has contributed toward payment of the premiums due on the policy on the Participant's life acquired pursuant to the terms of this Plan. Upon receipt of this amount, the Company shall release the Collateral Assignment of the policy. If the Participant does not repay the amount which the Company has contributed within this thirty day period, the Company may enforce any rights which it has under the Collateral Assignment of the policy.

SECTION 6.  PLAN ADMINISTRATION.

     (a) The Compensation Committee shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation and for carrying out the respective provisions hereof, and shall have all such powers as may be necessary to do so. The Compensation Committee may from time to time establish rules for the administration of this Plan and the transactions of its business. Any action by the Compensation Committee shall be final, conclusive and binding on each Participant, Beneficiary and all persons claims by, through or under any Participant, unless an appeal is received by the Compensation Committee within 60 days of the disputed action. The appeal will be reviewed by the Compensation Committee and the decision of the Compensation Committee shall be final, conclusive and binding on the Participant and on all persons claiming by, through or under the Participant.

     (b) The Company may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it shall deem necessary or desirable in connection with the interpretation and administration of this Plan. The Company shall be entitled to rely upon all certificates made by an accountant or actuary selected by Company. The Company and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any counsel, accountant, actuary or other expert and all action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan. The Company shall indemnify and hold harmless the members of the Compensation Committee for any and all acts taken in the administration or interpretation of this Plan.

SECTION 7.  COMPANY'S OBLIGATION.

The Company's obligations under the Plan is limited to payment of the premiums described in this Plan. The payment of the death benefits contemplated by the Plan shall be the obligation of the Insurance Company. If the Insurance Company shall fail to make any such death benefit payment, for a reason other than the improper failure of the Company to pay a premium required of it by this Agreement, the Company shall not be obligated to make such death benefit payments.

SECTION 8.  CLAIMS AND CLAIMS REVIEW PROCEDURES.

     The Participant must make a claim for plan benefits by delivering a written request to the Insurance Company. Upon receipt of such request the Insurance Company may require the claimant to complete such forms and provide such additional information as may be reasonably necessary to establish the claimant's right to a benefit under the Plan.


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If a claim for benefits is wholly or partially denied, the Insurance Company will be requested to furnish to the claimant a notice of the decision, within ninety (90) days after the receipt of the claim by the Plan. If special circumstances require more than ninety (90) days to process the claim, this period may be extended for up to an additional ninety (90) days by giving written notice to the claimant before the end of the initial 90-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision in the time specified shall constitute a denial of the claim and the claimant shall be entitled to require a review of the denial under the review procedures.

The notice to be provided to every claimant who is denied a claim for benefits shall be in writing and shall set forth, in a manner calculated to be understood by the claimant, the following:

     (a)  The specific reason or reasons for the denial;

     (b) Specific reference to pertinent plan provisions on which the denial is based;

     (c) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

     (d) An explanation of the Plan's claim review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review.

The purpose of the review procedure is to provide a procedure by which a claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. To accomplish that purpose, the claimant or his duly authorized representative:

     (a)  May request a review upon written application to the Plan
     Administrator.

     (b)  May review pertinent plan documents; and

     (c)  May submit issues and comments in writing.

A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Plan Administrator at any time within sixty (60) days after receipt by the claimant of written notice of the denial of his claim.

The decision on review of a denied claim shall be made in the following manner:

     (a) The decision on review shall be made by the Plan Administrator, who may in its discretion hold a hearing on the denied claim. The Plan Administrator shall make its decision promptly, which shall ordinarily be not later than sixty (60) days after the Plan's receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case a decision shall be rendered as soon as possible, but not later than one hundred twenty
     (120) days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension shall be furnished to the claimant prior to the time the extension commences.

     (b) The decision on review shall be in writing and shall include specific reasons for the decisions, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

     (c) In the event the decision on review is not furnished to the claimant within the time required, the claim shall be deemed denied on review.

SECTION 9.  AMENDMENT AND TERMINATION.

The Company reserves the right to amend or terminate this Plan at any time or times, in whole or in part, by duly adopted resolution of the Board of Directors. However, no such amendment or termination shall affect the rights of a Participant who has died or reached Normal Retirement Age prior to such amendment or termination.

SECTION 10.  NON-ASSIGNABILITY.

This Plan, and the rights, interest, and benefits receivable hereunder from the general assets of the Company shall not be assigned, transferred, pledged, sold, conveyed, or encumbered in any way by the Participant and shall not be subject to execution, attachment, or similar process. Any attempted sale, conveyance, transfer, assignment, pledge, or encumbrance of this Plan or of such rights, interest, and benefits, contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

SECTION 11.  LIMITATION OF RIGHTS.

Neither the establishment of the Plan nor any amendment thereof will be construed as giving to any Participant or other person any legal or equitable right against the Plan Administrator or the Company, except as expressly provided herein, and in no event will the terms of employment or service of any Participant be modified or in any way be affected hereby.

SECTION 12.  APPLICABLE LAW.

The Plan will be construed and administered and enforced in accordance with ERISA and the laws of the State of Nebraska to the extent that such laws are not preempted by ERISA.